EXHIBIT 23 (d) (1) (3) (h)

                EIGHTH AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

                EIGHTH AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

    THIS AMENDMENT made by and between The Phoenix Edge Series Fund, a Massachusetts business trust having a place of business located at 101 Munson Street, Greenfield, Massachusetts (the "Trust") and Phoenix Variable Advisors, Inc., a Delaware corporation having a place of business located at One American Row, Hartford, Connecticut (the "Advisor").

                                    RECITALS

    The Trust and Advisor entered into an Investment Advisory Agreement effective as of December 14, 1999, and amended as of July 5, 2000, September 28, 2000, October 29, 2001, August 9, 2002, February 10, 2003, May 9, 2003 and
August 12, 2005 (collectively, the "Agreement"), pursuant to which the Advisor agreed to provide certain investment advisory and related services to the Trust.
Section 2 of the Agreement contemplated that the Advisor would render such investment advisory services to additional series of the Trust pursuant to a duly executed amendment to Schedule A to the Agreement. The Trust now wishes to subject those Additional Series described in Schedule A-8 attached hereto and made a part hereof to the terms and conditions set forth in the Agreement.

    Under a certain exemptive order issued by the Securities and Exchange Commission on August 6, 2002, Release No. 25693 (the "Order"), the Advisor has been granted the authority, subject to the approval of the Trust's Board of Trustees, to enter into subadvisory agreements with subadvisors, materially amend existing subadvisory agreements, and approve new subadvisory agreements with existing subadvisors in cases where the subadvisory agreement has been terminated as a result of an "assignment", in each case without such subadvisory agreement being approved by the shareholders of the applicable series. Effective May 1, 2006, Phoenix Variable Advisors, Inc. ("PVA") assumed investment advisory responsibility from Engemann Asset Management ("EAM") for the Phoenix-Engemann Value Equity Series. As permitted by the Order, also effective May 1, 2006, PVA retained Van Kampen ("Van Kampen") as subadvisor to the series. (Morgan Stanley Investment Management Inc., does business in certain instances as "Miller Anderson", "Van Kampen" or "Morgan Stanley Asset Management"). Commensurated with the change in advisor, and the addition of a new subadvisor, the name of the series has been changed from Phoenix-Engemann Value Equity Series to Phoenix-Van Kampen Comstock Series.

    NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the parties do hereby agree to amend the Agreement as follows:

    1. Schedule A to the Agreement is hereby amended so as to reflect the inclusion of the Series, as more particularly described in Schedule A-8.

    2. Schedule A to the Agreement is hereby amended so as to delete any reference to "Phoenix-Engemann Value Equity Series" and replace the name with "Phoenix-Van Kampen Comstock Series" therefor, effective as of May 1, 2006.

    3. Section 8 of the Agreement is hereby amended in order to reflect that the Advisor shall be compensated for its services in connection with each Series in accordance with the rates set forth in Schedule A-8.

    4. Except as herein above and herein before modified, all other terms and conditions set forth in the Agreement shall be and remain in full force and effect. All initial capitalized terms used herein shall have such meaning as ascribed thereto in the Agreement, as amended.

    IN WITNESS WHEREOF, the parties hereto have executed this Amendment through their undersigned duly elected officers as of this the 1st day of May, 2006.

                                 THE PHOENIX EDGE SERIES FUND

                                 By:/s/ Gina Collopy O'Connell
                                     ----------------------------------
                                 Name:    Gina Collopy O'Connell
                                 Title:   Senior Vice President

                                 PHOENIX VARIABLE ADVISORS, INC.

                                 By: /s/ John H. Beers
                                      ---------------------------------
                                 Name:    John H. Beers
                                 Title:   Vice President and Secretary


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                                  SCHEDULE A-8

Series                                                  Investment Advisory Fee
------                                                  -----------------------

Phoenix-Van Kampen Comstock Series          0.70% on the first $250 million of Series assets
                                            0.65% on the next $250 million of Series assets
                                            0.60% on the Series assets in excess of $500 million











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